Exhibit 99.2

UNAUDITED PRO FORMA

COMBINED CONDENSED FINANCIAL STATEMENTS

On March 31, 2017, Napo Pharmaceuticals, Inc. (“Napo”) entered into a merger agreement with Napo Acquisition Company, a wholly-owned subsidiary of Jaguar Animal, Inc. (“Jaguar” or the “Company”), (“Merger”) in which Napo will survive the Merger as a wholly owned subsidiary of the Company. On July 28, 2017 the shareholders of Jaguar and Napo approved the merger between the two companies. The unaudited pro forma combined condensed balance sheet as of June 30, 2017 is presented as if the proposed merger had occurred as of June 30, 2017. The unaudited pro forma combined condensed statement of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are presented as if the merger had occurred on January 1, 2016. The pro forma consolidated financial statements of Jaguar and Napo have been adjusted to reflect certain reclassifications in order to conform Napo’s historical financial statement presentation to Jaguar’s financial statement presentation for the combined company.

The unaudited pro forma combined condensed financial statements give effect to the merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standard Topic 805, Business Combinations, which is sometimes referred to herein as ASC 805, with Jaguar treated as the acquirer. As of the date of this filing, Jaguar has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Napo assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Napo’s accounting policies to Jaguar’s accounting policies. A final determination of the fair value of Napo’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Napo that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by Jaguar upon the consummation of the merger will be determined based on the closing price per share of Jaguar common stock on the closing date of the merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of presenting the unaudited pro forma combined condensed financial statements. Jaguar estimated the fair value of Napo’s assets and liabilities as of June 30, 2017 based on preliminary valuation studies and due diligence. The fair value allocation consists of preliminary estimates and analysis as of June 30, 2017. Management used its best estimates based on information currently available to complete the valuation. Final valuations will be performed as of the merger close date based on the actual net tangible and intangible assets of Napo as of the date of the merger. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma combined condensed financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined condensed financial statements. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined condensed financial statements to give effect to pro forma events that are: (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the unaudited pro forma combined condensed statements of operations, expected to have a continuing impact on the combined results of Jaguar and Napo following the merger.

In connection with the integration of the operations of Jaguar and Napo, Jaguar anticipates that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance and other costs related to closing the transaction, will be incurred. Jaguar is not able to determine the timing, nature and amount of these charges as of the date of this current report on Form 8-K. However, these charges could affect the combined results of operations of Jaguar and Napo, as well as those of the combined company following the merger, in the period in which they are recorded. The unaudited pro forma combined condensed financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma combined condensed financial statements were prepared. Additionally, these adjustments do not give effect to any synergies that may be realized as a result of the merger, nor do they give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS

OF JAGUAR AND NAPO

On March 31, 2017, Napo Pharmaceuticals, Inc. (“Napo”) entered into a merger agreement with Napo Acquisition Company, a wholly-owned subsidiary of Jaguar Animal Health, Inc. (“Jaguar” or the “Company”), (“Merger”) in which Napo will survive the Merger as a wholly owned subsidiary of the Company. On July 28, 2017 the shareholders of Jaguar and Napo approved the merger between the two companies. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and year ended December 31, 2016 are presented as if the Merger had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet is presented as if the Merger had occurred on June 30, 2017. The unaudited pro forma condensed combined financial statements presented herein are based on the historical financial statements of Jaguar and Napo using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes. In addition, the unaudited pro forma condensed combined financial information should be read in conjunction with the:

•                  Separate audited historical financial statements of Jaguar as of and for the year ended December 31, 2016, and the related notes, included in the Annual Report on Form 10-K for the year ended December 31, 2016, filed by Jaguar with the Securities and Exchange Commission (“SEC”);

•                  Separate unaudited historical condensed financial statements of Jaguar as of and for the six months ended June 30, 2017, and the related notes, included in the Quarterly Report on Form 10-Q for the period ended June 30, 2017 filed by Jaguar with the SEC;

•                  Separate audited historical financial statements of Napo as of and for the year ended December 31, 2016, and the related notes included in this current report on Form 8-K.

•                  Separate unaudited historical condensed financial statements of Napo as of June 30, 2017 and for the six month periods ended June 30, 2017 and 2016 and the related notes included in this current report on Form 8-K.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial statements also do not include any future integration costs. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Jaguar and Napo been a combined company during the specified periods. There was one transaction between Jaguar and Napo during the period presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. This entry was for an employee lease transaction payable to Jaguar from Napo in the amount of $222,024 as of June 30 2017.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2017

	Historical Jaguar	Historical Napo	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	2,760,848	449,649	1,000,000	(a)	4,210,497
Accounts receivable. net	12,191	454,215	—		466,406
Other receivable	197,876	—	—		197,876
Due from Napo	222,024	—	(222,024)	(b)	—
Inventory	396,175	1,854,867	34,016	(f)	2,285,058
In process research and development	—	—	23,800,000	(c)	23,800,000
Developed technology	—	—	33,000,000	(c)	33,000,000
Trademarks	—	—	400,000	(c)	400,000
Goodwill	—	—	30,273,566	(d)	30,273,566
Investment in related party	—	1,413,333	(1,413,333)	(b)	—
Deferred offering costs	10,930	—	—		10,930
Prepaid expenses	360,501	176,677	—		537,178
Total current assets	3,960,545	4,348,741	86,872,225		95,181,511
Property and equipment, net	855,883	—	—		855,883
Land	—	396,247	—		396,247
Other assets	122,163	—	—		122,163
Total assets	4,938,591	4,744,988	86,872,225		96,555,804

	Historical Jaguar	Historical Napo	Pro Forma Adjustments	Notes	Pro Forma Combined
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	3,443,924	4,714,302	(2,436,812)	(f)	5,721,414
Deferred collaboration revenue	1,451,789	—	—		1,451,789
Deferred product revenue	184,674	234,249	(58,562)	(b)	360,361
Line of credit	—	267,500	—		267,500
Convertible notes payable	1,777,346	—	—		1,777,346
Payable to Jaguar Animal Health	—	222,024	(222,024)	(b)	—
Accrued expenses	860,851	3,447,890	712,122	(f)	5,020,864
Warrant liability	551,880	—	—		551,880
Compound derivative liability	20,000	—	—		20,000
Current portion of long-term debt	2,071,646	58,540,995	(56,373,024)	(a)(b)	4,239,617
Total current liabilities	10,362,110	67,426,960	(58,378,300)		19,410,771
Deferred tax liability	—	—	22,782,760	(g)	22,782,760
Long-term debt, net of discount	835,976	2,141,847	7,858,153	(b)	10,835,976
Long-term liabilities-settlement	—	2,500,000	(2,500,000)	(f)	—
Deferred rent	7,271	—	—		7,271
Total liabilities	11,205,357	72,068,807	(30,237,388)		53,036,776
Commitments and Contingencies
Stockholders’ Equity (Deficit):
Common stock	1,748	10,819	(10,011)	(h)(e)	2,556
Common stock—Tranche A	—	—	1,848	(h)	1,848
Common stock—Tranche B	—	—	1,990	(h)	1,990
Common stock—Tranche C	—	—	194	(h)	194
Additional paid-in capital	40,688,594	98,539,747	(53,769,879)	(h)	85,458,462
Accumulated deficit	(46,957,108)	(165,874,385)	170,885,471		(41,946,021)

Total stockholders’ equity (deficit)	(6,266,766)	(67,323,819)	117,109,613		43,519,028
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	4,938,591	4,744,988	86,872,225		96,555,804

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

	Historical Jaguar	Historical Napo	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$141,523	$987,312	$—		$1,128,835
Operating expenses:
Cost of revenue	51,966	726,506	—		778,472
Research and development	7,206,864	127,137	—		7,334,001
Selling and marketing	485,440	730,252	—		1,215,692
General and administrative	5,983,238	1,995,673	2,126,667	(f)	10,105,578
Total operating expenses	13,727,508	3,579,568	2,126,667		19,433,743
Loss from operations	(13,585,985)	(2,592,256)	(2,126,667)		(18,304,908)
Interest expense	(985,549)	(15,609,092)	14,554,770	(b)(f)	(2,039,871)
Other income (expense), net	(11,046)	—	—		(11,046)
Gain (loss) on extinguishment of debt	(108,000)	—	—		(108,000)
Impairment of investment in related party	—	(574,059)	574,059	(b)	—
Gain on litigation settlement	—	1,888,319	—		1,888,319
Change in fair value of warrants	(43,200)	—	—		(43,200)
Loss from investment in related party		(3,505,940)	3,505,940	(b)	—
Net loss and comprehensive loss	$(14,733,780)	$(20,393,028)	$16,508,102		$(18,618,706)
Net loss per common share, basic and diluted	$(1.35)	—	—		$(0.31)
Weighted-average shares used in computing net loss per common share, basic and diluted	10,951,178	—	48,405,138	(i)	59,356,316

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2017

	Historical Jaguar	Historical Napo	Pro Forma Adjustments	Notes	Pro Forma Combined
Product revenue	135,989	921,844	—		1,057,833
Collaboration revenue	1,582,942	—	—		1,582,942
	1,718,931	921,844			2,640,775
Operating expenses:
Cost of revenue	40,907	648,844	—		689,751
Research and development	2,182,243	270,060	—		2,452,303
Selling and marketing	280,143	809,934	—		1,090,077
General and Administrative	5,441,493	1,918,974	(1,985,085)	(f)	5,375,382
Total operating expenses	7,944,786	3,647,812	(1,985,085)		9,607,513
Loss from operations	(6,225,855)	(2,725,968)	1,985,085		(6,966,738)
Interest expense	(336,201)	(5,203,450)	4,278,071	(b)	(1,261,580)
Other income (expense), net	1,448	—	—		1,448
Gain(loss) on extinguishment of debt	247,321	—	—		247,321
Change on fair value of warrants	(207,713)	—	—		(207,713)
Loss from investment in related party	—	(506,666)	506,666	(b)	—
Net loss and comprehensive loss	$(6,521,000)	(8,436,084)	6,769,821		(8,187,263)
Net loss per common share, basic and diluted	$(0.45)	—	—		$(0.13)
Weighted-average shares used in computing net loss per common share, basic and diluted	14,427,317	—	48,405,138	(i)	62,832,455

Basis of Presentation

On March 31, 2017, Jaguar Animal Health, Inc., a Delaware corporation (“Jaguar” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Napo Pharmaceuticals, Inc., a Delaware corporation (“Napo”), Napo Acquisition Corporation (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Jaguar, and a Napo representative, pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Napo, with Napo becoming a wholly-owned subsidiary of Jaguar and the surviving corporation of the merger (the “Merger”). On July 28, 2017, the shareholders of Jaguar and Napo approved the merger between the two companies. Napo is a privately-held company based in San Francisco, California focused on licensing, developing, and commercialization of proprietary specialty pharmaceuticals for the global marketplace in collaboration with development partners.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, (i) each issued and outstanding share of Napo common stock (other than dissenting shares and shares held by Jaguar or Napo) converted into a contingent right to receive up to a whole number of shares of Jaguar common stock compromising in the aggregate no more than approximately 21.5% and no less than 17.4% of the fully diluted shares of Jaguar common stock immediately following the consummation of the merger (holders of such Contingent Rights, the “Contingent Right Holders”), which contingent right will vest only if the subsequent resale of certain shares of Jaguar common stock (“the Tranche A Shares”) issued by Jaguar to Nantucket Investments Limited (“Nantucket”) in the Napo debt settlement described further below provides Nantucket with specified cash returns upon the subsequent sale of their Tranche A Shares to third parties over a specified period of time (the “Hurdle Amounts”), (ii) existing creditors of Napo (inclusive of Nantucket) will be issued in the aggregate approximately 43,156,649 shares of Jaguar non-voting common stock and 2,005,245 shares of Jaguar voting common stock in full satisfaction of all existing indebtedness then owed by Napo to such creditors and (iii) an existing Napo stockholder will be issued an aggregate of approximately 3,243,243 shares of Jaguar common stock in return for $3 million of new funds invested into Jaguar by such investor, which will be used to facilitate the extinguishment of the debt that Napo owes to Nantucket.

Shares of Jaguar non-voting common stock have the same rights to dividends and other distributions and are convertible into shares of common stock on a one-for-one basis upon (x) transfers to non-affiliates of Nantucket, (y) the release from escrow of certain non-voting shares held by Nantucket to the legacy stockholders of Napo under specified conditions and (z) at any time on or after April 1, 2018 at the option of the respective holders thereof.

Jaguar assumed (i) each outstanding and unexercised option to purchase Napo common stock, which will be converted into options to purchase Jaguar common stock, (ii) each outstanding warrant to purchase Napo capital stock, which will be converted into warrants to purchase Jaguar common stock, and (iii) each outstanding restricted stock unit to acquire Napo capital stock, which will be converted into restricted stock units to acquire Jaguar common stock.

The stockholders of Jaguar continue to own their existing shares and the rights and privileges of their existing shares were not affected by the merger. However, because Jaguar issued new shares of Jaguar common stock and non-voting common stock to Napo creditors, and options, warrants and restricted stock units exercisable for Jaguar common stock to holders of Napo options, warrants and restricted stock units in the merger, the stockholders of Jaguar experienced dilution as a result of the issuance of shares in the merger and each outstanding share of Jaguar common stock immediately prior to the merger will represent a smaller percentage of the total number of shares of Jaguar common stock and non-voting common stock issued and outstanding after the merger. Immediately following the merger Jaguar stockholders and option and warrant holders before the merger hold approximately 25% of the total Jaguar common stock and non-voting common stock issued and outstanding on a fully diluted basis (“Jaguar Equity Holders”). Thus, Jaguar Equity Holders before the merger experienced dilution in the amount of approximately 75% as a result of the merger.

The unaudited pro forma condensed combined balance sheet at June 30, 2017 gives effect to the merger as if it had occurred on June 30, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 and the six months ended June 30, 2017, are presented as if the Merger had occurred on January 1, 2016. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, based on the historical financial statements of Jaguar and Napo.

Acquisition of Napo

The Merger was accounted for using the acquisition method of accounting with the Company treated as the accounting acquirer. The purchase price was preliminarily allocated based on the estimated fair value of net assets acquired and liabilities assumed. The preliminary purchase price allocation is subject to further refinement and may require adjustments, such as related to changes in the value of stock issued, liabilities assumed and intangible assets acquired, and changes in working capital and indebtedness, to arrive at the final purchase price allocation.

The acquisition consideration was comprised of (in thousands):

Stock	48,392
Cash	2,000
$50,392

Under the acquisition method of accounting, certain identifiable assets and liabilities of Napo including identifiable intangible assets, inventory, debt and deferred revenue were recorded based on their estimated fair values as of the effective time of the Merger. Tangible and other assets and liabilities were valued at their respective carrying amounts, which management believes approximate their fair values.

The Developed Technology (DT) is for the development and commercial processing of Mytesi™ (crofelemer 125mg delayed-release tablets), which is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). The DT is a definite lived asset and is being amortized over a 15-year estimated useful life. The Company’s products are sourced from ingredients isolated and purified from the Croton lechleri tree, a plant native to northwestern South America, and involved a unique development and manufacturing process that has not been duplicated or infringed upon in over 20 years. The active pharmaceutical ingredient (API) in Mytesi is crofelemer, Napo’s proprietary, patented gastrointestinal anti-secretory agent sustainably harvested from the rainforest.

The current status of the in process research and development (“IPR&D”) projects and the nature and timing of the remaining efforts and related cash requirements necessary to develop the incomplete technology into a commercially viable product for the following indications are as follows (in thousands):

	2018	2019	2020	2021	2022	Third Party	Total
Chemotherapy-induced diarrhea (CID)	—	$5,000	$5,225	—	—	$10,225	$20,450
Diarrhea predominant irritable bowel syndrome (D-IBS)	$10,000	$10,225	—	—	—	$20,225	$40,450
Pediatric diarrhea (PEDS)	—	—	$1,200	$16,300	—	$—	$17,500
	$10,000	$15,225	$6,425	$16,300	—	30,450	$78,400

Napo is currently developing protocols and budgets for these investigational studies, and in the case of products for the CID and D-IBS indications, plans to undertake these projects with a partner who would share in 50% of the development costs. The table above does not reflect the cost of internal clinical development staff, which Napo estimates would cost approximately $5.6 - 6.0 million.

The fair value of IPR&D and DT was determined using the income approach, which was based on forecasts prepared by management.

Goodwill represents the purchase price in excess of the fair value of net assets acquired. Goodwill will not be amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present. If, in the future, it is determined that goodwill is impaired, an impairment charge would be recorded at that time. The factors that make up the goodwill reflected in the pro-forma statements include expected synergies, including future cost efficiencies, an experienced management team, and going concern value, including the ability to develop new customer relationships and new products, as well as other benefits that are expected to be generated.

As none of the goodwill, IPR&D, and developed technology acquired are expected to be deductible for income tax purposes, it was determined that a deferred income tax liability of $22,782,760 was required to reflect the book to tax differences of the merger.

The fair value of the assets acquired and liabilities, assuming the Merger had closed on June 30, 2017, are summarized below (in thousands)

Cash and cash equivalents	$450
Other assets	2,916
In Process research and development	23,800
Developed technology	33,000
Trademarks	400
Goodwill	30,274
Accrued liabilities	(5,497)
Long-term debt	(12,168)
Deferred tax liability	(22,783)
Total net assets acquired	$50,392

2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible and intangible assets and liabilities of Napo to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the Merger as if the companies had been combined during the periods presented therein. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a.                                      To record the receipt of $3.0 million proceeds from the issuance of 3,243,243 shares, $6.0 million of cash proceeds from the issuance of new convertible debt by Napo, offset by $8.0 million paid as partial settlement of $58.6 million of existing Napo debt (of which $2.0 million was funded by Jaguar and so is recorded as consideration, with the remaining $6.0 million funded by Napo).

b.                                      To record Napo’s convertible debt assumed by Jaguar at its fair value of $12.2 million; to add back interest expense for debt assumed by Jaguar; to record the settlement of $56.1 million of Napo debt through the issuance of 42,987,077 Company shares (of which 2,666,666 are held by Napo) and $8.0 million in cash; to eliminate the Napo investment in Jaguar represented by the 2,666,666 shares transferred to settle Napo debt; eliminate the interest on Napo’s historical convertible debt not assumed by Jaguar; to eliminate a receivable/payable between Napo and Jaguar; to eliminate Napo impairment of investment in related party; and to eliminate Napo’s loss from investment in related party.

c.                                       To record the estimated fair value of Napo’s IPR&D, developed technology and trademark assets acquired.

d.                                      To record goodwill.

e.                                       To eliminate Napo’s historical equity amounts consisting of common stock, paid-in capital, and accumulated deficit.

f.                                        To record an additional $689,000 of estimated transaction costs in the balance sheet; to record interest expense on the assumed convertible debt; to record amortization expense on the acquired intangible assets; to fair value Napo inventory; to eliminate a liability of $2.5 million to be settled through future royalties; and to record the elimination of the gross margin in Napo deferred revenue.

g.                                       To record a deferred tax liability of $22.8 million related to the acquired IPR&D, developed technology, trademark and goodwill.

h.                                      To record issuance of 48,405,138 new shares of the Company, including 40,320,411 issued to settle Napo Convertible Debt; 4,841,484 issued to settle other Napo liabilities and 3,243,243 issued for cash.

i.                                          To record an adjustment to earnings per share for 48,405,138 new shares of Jaguar voting and non-voting stock.

In addition to the issuance of 48.4 million new shares of the Company described in note (h) above, a total of 20.9 million common stock equivalents are expected to be issued in connection with the transaction for a total of 69.3 million shares on a fully diluted basis.  The common stock equivalents comprise 6.0 million restricted stock units, 0.5 million stock options, 1.2 million warrants and 13.2 million shares issuable on conversion of debt.

3. Non-Recurring Transaction Costs

The Company and Napo have incurred and the Company will continue to incur, certain non-recurring transaction expenses in connection with the Merger. The Company incurred $0.7 million in transaction costs subsequent to June 30, 2017 and the expenses have been included in accounts payable on the pro forma balance sheet.